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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT



1.       SalesLogix International, Inc., an Arizona corporation

2.       Opis SupportExpress, Inc., an Arizona corporation

3.       Interact Commerce (Europe) Limited, an English corporation

4.       Enact Incorporated, an Arizona corporation

5.       Interact Commerce Corporation Pty. Limited, an Australian corporation

6.       Interact GMBH, a German corporation

7.       Interact Commerce Singapore Pte Limited, a Singapore corporation

8.       Interact Ventures LLC, an Arizona limited liability corporation